Exhibit 99.1

NEWS RELEASE

Contacts:

Paolo Amoruso, Vice President of Commercial and Legal Affairs.

David Wesson, Vice President and Chief Financial Officer.

(713) 353-9445

Hyperdynamics Announces Close of FCPA Inquiry by Department of Justice

HOUSTON, May 22, 2015 — Hyperdynamics Corporation (OTCQX:HDYN)  announced today that, as set forth in the attached letter, the United States Department of Justice (DOJ) has closed its investigation into possible violations by Hyperdynamics of the Foreign Corrupt Practices Act (FCPA) without bringing any charges against the Company.

Hyperdynamics had cooperated with the government’s investigation, and DOJ noted the value of the Company’s cooperation in its letter.

Ray Leonard, President and CEO, commented, “This is an important development for Hyperdynamics.  We are extremely pleased to be informed that the DOJ has closed its inquiry into this matter.”

As previously disclosed, both the DOJ and SEC issued subpoenas to Hyperdynamics concerning possible violations of the FCPA and other laws.  The SEC investigation has not yet been resolved.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”,

“will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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U.S. Department of Justice Fraud Section, Criminal Division Washington, D.C. 20530 May 21, 2015

Nancy Kestenbaum, Esq.

Barbara Hoffman, Esq.

Covington & Burling LLP

620 Eighth Avenue

New York, NY 10018-1405

Re: Hyperdynamics Corporation

Dear Counsel:

I write regarding the investigation by the Department of Justice, Criminal Division, Fraud Section into your client Hyperdynamics Corporation (the “Company”) concerning possible violations of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. (the “FCPA”).

On behalf of your client, you have provided certain information to the Department and have described the results of the Company’s internal investigation into this matter. As you know, the Department values cooperation with investigations, such as shown here.

Based upon the information known to the Department at this time we have closed our inquiry into this matter. If we obtain additional information or evidence in the future regarding this matter, we may reopen our inquiry.

Sincerely,

/s/ Patrick Stokes
PATRICK STOKES
DEPUTY CHIEF